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                                                               EXHIBIT 99.(A)(9)

                          [LOGO OF G&L REALTY CORP.]
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                                     NEWS
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RELEASE:                                           CONTACT:
Immediate                                        Michael Gordon 310-273-9930
                                                 E-mail: glrealty@glrealty.com
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              G&L REALTY CORP. ANNOUNCES RESULTS OF TENDER OFFER
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                        FOR SHARES OF ITS COMMON STOCK
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   BEVERLY HILLS, CA, November 1, 1999 - G&L Realty Corp. (NYSE:GLR) today announced the results of its tender offer to purchase up to 1,000,000 shares of its outstanding common stock, at $10.50 per share. A preliminary count by ChaseMellon Shareholder Services, L.L.C., the depositary for the offer, shows 2,073,381 shares of common stock have been validly tendered and not withdrawn, including 60,345 shares tendered subject to notice of guaranteed delivery. The preliminary count requires a proration of approximately 48.23% of the shares tendered.

   The tender offer expired at 11:59 p.m. New York City time on Friday, October 29, 1999. The tender offer has not been extended.

   The determination of the actual number of shares to be purchased and the final proration factor are subject to final confirmation and the proper delivery of all shares tendered and not withdrawn, including shares tendered pursuant to the guaranteed delivery procedure. The company intends to announce the final results of the tender offer as soon as possible following the calculation of the final proration factor.

   G&L currently has a stock repurchase plan in place. Immediately following the expiration of the 10 business day waiting period mandated by federal securities laws, the company intends to resume its repurchase program.

   Founded in 1976, G&L Realty Corporation is a growth-oriented health care real estate investment trust with two major areas of operation: the Medical Office Building Division, which owns, develops and manages high-quality, strategically located properties, primarily in Southern California; and the Senior Care Division, which owns and finances health care facilities throughout the United States.
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   This press release contains certain forward-looking statements within the meaning of the federal securities laws. A number of factors could cause G&L Realty's actual operating performance or financial results to differ materially from those anticipated. These include changes in the general economy, the supply of and demand for health care related real estate in G&L's markets, the operating success of tenants and borrowers, increases in construction costs, construction delays, the availability of financing, the receipt of any governmental approvals required for development, potential environmental liabilities, and other factors affecting the condition of properties being acquired, and other risks described from time to time in G&L Realty's reports filed with the Securities and Exchange Commission.


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                               G&L Realty Corp.
                            Corporate Headquarters
           439 North Bedford Drive, Beverly Hills, California 90210
                     Tel: 310-273-9930  Fax: 310-248-2222